EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2010 Fourth Quarter and Fiscal Year Financial Results

ELGIN, Ill., Feb. 24, 2011 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning and hazardous and non-hazardous waste services to small and mid-sized customers, today announced results for the fourth quarter and fiscal year 2010, which ended January 1, 2011.

Fourth quarter highlights include:

  Sales increased 20%, to $36.0 million, compared to $30.0 million in the fourth quarter of fiscal 2009.
  Average sales per working day was approximately $475,000, compared to $390,000 in the fourth quarter of fiscal 2009 and compared to $460,000 in the third quarter of fiscal 2010.
  Same-branch sales increased 19%, measured for the 58 branches that were in operation throughout both the fourth fiscal quarters of 2010 and 2009.
  EPS (basic and diluted) was $0.07 compared to $0.05 in the fourth quarter of fiscal 2009. The weighted average shares outstanding (basic) in the fourth quarter of fiscal 2010 was 14.2 million compared to 10.7 million in the fourth fiscal quarter of 2009. The increase in shares was due to our June 2010 offering.

Fiscal year 2010 highlights include:

  Sales for fiscal 2010 increased 14%, to $112.1 million, compared to $98.4 million during fiscal 2009.
  Average sales per working day was approximately $440,000, compared to $390,000 in fiscal 2009.
  Same-branch sales increased 12%, measured for the 58 branches that were in operation throughout both fiscal 2010 and 2009.
  EPS (basic and diluted) for fiscal 2010 increased to $0.26 compared to $0.17 in fiscal 2009. The weighted average shares outstanding (basic) in fiscal 2010 was 12.6 million compared to 10.7 million in fiscal 2009.  The increase in shares was due to our June 2010 offering.
  We continued to expand our customer base, counting 44,000 active customer locations at the end of 2010 compared to 41,000 one year ago.

Mr. Joseph Chalhoub, President and Chief Executive Officer of Heritage-Crystal Clean, Inc., commented, "We are quite pleased with our strong finish to fiscal 2010. Our top line sales growth of 20% for the latest quarter, and 14% for the full year, was possible due to the recovery in the service requirements of our customer base. Our field organization did a great job selling our services; as a result, we added approximately 3,000 net new customer locations during the past year."

Chalhoub added: "We continue to work on the development of our used oil re-refinery in Indiana. The construction is in full swing, and while much work remains, we are optimistic about our opportunity to complete the project on or ahead of schedule. Through the end of 2010, our spending on the project was approximately $12 million."

Mr. Greg Ray, Chief Financial Officer and Vice President of Business Management, stated, "We are excited to be adding the high growth potential of the Oil Business while we are experiencing a solid recovery in our traditional Environmental Services businesses. During the fourth quarter of 2010, our sales increased by $6.0 million compared to the fourth quarter of 2009. Of this increase, $5.4 million came from our Environmental Services business (parts cleaning, containerized waste management, and vacuum services), an increase of 19% compared to the fourth quarter of 2009. The rest of the revenue increase, $0.6 million, came from our Oil Business, which grew by 53%. The growth in our Oil Business was partly due to our continuing focus and investment in the development of new collection routes that will ultimately provide used oil feedstock for our re-refinery.  Our growing revenue in the Oil Business is not expected to contribute to profits until we have the capacity to re-refine this material; consequently we have experienced erosion in our margin percentages that we expect to reverse when we begin to produce and sell base lubricating oil."

Ray added, "We ended the year with a strong balance sheet: more than $21 million in cash, and approximately $30 million available on our commercial credit facility. We expect to draw on these resources to fund our continuing investment in the re-refining project."

The Company also announced that it has acquired certain assets of Warrior Oil Service, JBS Oil, C&J Recovery, and affiliates, a group of related companies engaged in the used oil collection business (collectively, "Warrior Group"). Based on the Warrior Group's historical performance, the Company expects that the acquisition of the Warrior Group assets will result in additional used oil collection volume of approximately 6.5 million gallons per year, primarily in the states of Indiana, Illinois, and Kentucky, which the Company anticipates will be an important source of supply for its used oil re-refinery currently under construction.  HCCI acquired the assets for approximately $4.2 million, comprised of $0.9 million in cash, 64,516 shares of the Company's common stock, and $2.6 million in subordinated notes.

CEO Chalhoub commented: "We are very pleased to add the Warrior Group assets and personnel to our team.  The proximity of their collection business to our Indianapolis re-refinery makes this acquisition particularly attractive.  We expect this acquisition to add roughly $7 million of annual revenue, based on current market prices and the past historical performance of the Warrior Group business. We believe that this acquisition will add significant value to our Oil Business once our used oil re-refinery is complete, as this will enable us to upgrade the value of the collected used oil.  Additionally, with this acquisition, we expect to add approximately 4,000 new customers, many of which have needs for other services we offer."

Safe Harbor Statement

All references to the "Company," "we," "our," and "us" refer to Heritage-Crystal Clean, Inc., and its subsidiary.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: our ability to complete our used oil re-refinery as anticipated; the used oil re-refinery does not perform as anticipated; we are unable to generate sufficient funds to build and support our used oil re-refinery; we do not realize the anticipated benefits from our acquisition of the Warrior Group; our ability to comply with the extensive environmental, health and safety and employment laws and regulations that our Company is subject to; changes in environmental laws that affect our business model; competition; claims relating to our handling of hazardous substances; the limited demand for our used solvent; our dependency on key employees; our ability to effectively manage our extended network of branch locations; warranty expense and liability claims; personal injury litigation; dependency of suppliers; economic conditions including the recent recession and financial crisis, and downturns in the business cycles of automotive repair shops, industrial manufacturing business and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil; the control of The Heritage Group over our Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 5, 2010 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and automotive service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection, and vacuum truck services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 62 branches serving over 44,000 customer locations.

The Heritage-Crystal Clean, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4974

Conference Call

The Company will host a conference call on February 24, 2011 at 4:00 PM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	January 1, 2011	January 2, 2010
ASSETS

Current Assets:
Cash and cash equivalents	$21,757	$1,090
Accounts receivable - net	13,478	11,941
Income tax receivables	27	380
Inventory - net	11,647	9,845
Deferred income taxes	731	639
Other current assets	2,154	1,970
Total Current Assets	49,794	25,865
Property, plant and equipment - net	37,051	25,101
Software and intangible assets - net	2,727	3,021
Total Assets	$89,572	$53,987

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$10,058	$4,740
Accrued salaries, wages, and benefits	2,242	1,922
Taxes payable	913	911
Other accrued expenses	1,139	1,474
Total Current Liabilities	14,352	9,047
Deferred income taxes	1,676	1,015
Total Liabilities	16,028	10,062

Commitments and contingencies

STOCKHOLDERS' EQUITY:

Common stock - 18,000,000 shares authorized at $0.01 par value, 14,220,321 and 10,708,471 shares issued and outstanding at January 1, 2011 and January 2, 2010, respectively	142	107
Additional paid-in capital	69,532	43,219
Retained earnings	3,870	599
Total Stockholders' Equity	73,544	43,925
Total Liabilities and Stockholders' Equity	$89,572	$53,987

Heritage-Crystal Clean, Inc.
Consolidated Statements of Operations
(In Thousands, Except per Share Amounts)
(Unaudited)

	Fourth Quarter Ended,		For the Fiscal Years Ended,
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Sales	$36,039	$29,957	$112,118	$98,398
Cost of sales	10,285	7,751	30,838	26,040
Gross profit	25,754	22,206	81,280	72,358
Operating costs	18,423	15,836	56,921	51,940
Selling, general, and administrative expenses	5,728	5,471	18,717	17,137
Loss on disposal of fixed assets – net	—	—	—	159
Operating income	1,603	899	5,642	3,122
Interest expense – net	—	—	—	3
Income before income taxes	1,603	899	5,642	3,119
Provision for income taxes	652	377	2,371	1,326
Net income available to common stockholders	$951	$522	$3,271	$1,793

Net income per share available to common stockholders: basic	$0.07	$0.05	$0.26	$0.17
Net income per share available to common stockholders: diluted	$0.07	$0.05	$0.26	$0.17

Number of weighted average common shares outstanding: basic	14,219	10,708	12,645	10,700
Number of weighted average common shares outstanding: diluted	14,295	10,824	12,704	10,772

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)
(Unaudited)

	Fourth Quarter Ended,		For the Fiscal Years Ended,
	(Dollars in thousands)		(Dollars in thousands)

	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Net income	$951	$522	$3,271	$1,793

Interest expense – net	—	—	—	3

Provision for income taxes	652	377	2,371	1,326

Depreciation and amortization	1,468	1,449	4,629	4,308

EBITDA(a)	$3,071	$2,348	$10,271	$7,430

(a) EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

-- EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

-- EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

-- EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

-- Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

-- We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.
CONTACT: Greg Ray, Chief Financial Officer and VP Business Management
         (847) 836-5670